Exhibit 28 (j) (1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 2-98237) of Federated Hermes Intermediate Municipal Trust (formerly, Intermediate Municipal Trust), and to the incorporation by reference of our report, dated July 27 2020, on Federated Hermes Intermediate Municipal Fund (formerly, Federated Intermediate Municipal Trust) (the sole portfolio of Federated Hermes Intermediate Municipal Trust) included in the Annual Shareholder Report for the fiscal year ended May 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 27, 2020